Exhibit 10.8

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[**]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

The General Hospital Corporation

FIRST AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT

Agreement Number: [**]

MGH Case Number: [**]

THIS First Amendment to the license agreement (“First Amendment”) is effective as of October 30, 2020 (“First Amendment Effective Date”), by and between The General Hospital Corporation d/b/a Massachusetts General Hospital, a Not-For-Profit Massachusetts Corporation having a principal place of business at 55 Fruit Street, Boston, Massachusetts 02114 (“Hospital”) and TransCode Therapeutics, Inc., a Delaware corporation, with its principal place of business located at 6 Liberty Square, #2382, Boston, MA 02109 (“Company”), each referred to herein individually as a “Party” or collectively as the “Parties”.

BACKGROUND

WHEREAS, Hospital and Company entered into an Exclusive License Agreement [**] with an effective date of October 26, 2018 (“License Agreement”); and

WHEREAS, Hospital desires to license additional patents rights related to nanoparticles functionalization (invention number [**]), and immune checkpoint inhibition (invention number [**]) to the Company;

WHEREAS, Hospital and Company are willing to amend the License Agreement, subject to the terms and conditions below; and

NOW THEREFORE, in consideration of the covenants contained herein, Hospital and Company, intending to be legally bound hereby, agree to the following:

I.	Effect of Amendment. Except as expressly modified herein, the terms of the License Agreement remain in full force and effect and shall govern and apply to this First Amendment. Unless otherwise indicated, all defined terms in this First Amendment shall have the same meaning as in the original License Agreement.

II.	Section 1.11 shall be struck in its entirety and replaced with the following:

1.11	“Patent Rights” shall mean: (a) the patents and patent applications listed in Appendix A; (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of a patent application identified in (a); (c) any patents issuing on any of the patent applications identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof, and foreign equivalents of the foregoing; (d) any claim of a continuation-in-part application or patent that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart (including PCTs) of any of the patents or patent applications identified in (a), (b) or (c) or of the claims identified in (d); and (f) any supplementary protection certificates, any other patent term extensions, and restorations and the like of any patents and patent applications identified in (a) through (e). “Patent Family 1” shall mean all patents and patent applications related to invention numbers [**]. “Patent Family 2” shall mean all patents and patent applications related to invention number [**].

III.	Section 1.18 shall be struck in its entirety and replaced with the following:

1.18	“Sublicense Income” shall mean [**].

Sublicense Income specifically excludes the following:

[**]

IV.	Section 3.1(a) shall be struck in its entirety and replaced with the following:

(a)	Pre-Sales Requirements.

(i)	By [**], Company shall demonstrate that it has raised aggregate funding of at least [**] where sources of funding may include, but are not limited to, founder capital, venture capital, investor capital, loans, grants from non-profit organizations and grants from government organizations;

(ii)	By [**], Company shall demonstrate that it has raised aggregate funding of at least [**] where sources of funding may include, but are not limited to, founder capital, venture capital, investor capital, loans, grants from non-profit organizations and grants from government organizations;

Patent Family 1

(iii)	By [**], and [**] thereafter, Company shall submit a written report to Hospital, which is reasonably acceptable to Hospital, that describes the Company’s research and development plans, fundraising strategy, and timeline for Products and Processes in Patent Family 1;

(iv)	By [**], Company shall have submitted an investigational new drug application filing with the United States Food and Drug Administration (FDA) for a Therapeutic Product or Therapeutic Process covered by Patent Family 1;

(v)	By [**], Company shall itself, or through an Affiliate or Sublicensee, dose a first human subject in a Phase II clinical trial for a Therapeutic Product or Therapeutic Process covered by Patent Family 1;

(vi)	By [**], Company shall itself, or through an Affiliate or Sublicensee, dose a first human subject in a Phase III clinical trial for a Therapeutic Product or Therapeutic Process covered by Patent Family 1. This requirement will be deemed to have been achieved if, prior to December 31, 2025, FDA permits Company itself or through an Affiliate or Sublicenses, to commence marketing a Therapeutic Product or Therapeutic Process covered by Patent Family 1;

(vii)	By [**], Company shall itself, or through an Affiliate or Sublicensee, make a First Commercial Sale of a Therapeutic Product or Therapeutic Process covered by Patent Family 1 in the United States of America or any country in Europe;

Patent Family 2

(viii)	By [**], and [**] thereafter, Company shall submit a written report to Hospital, which is reasonably acceptable to Hospital, that describes the Company’s research and development plans, fundraising strategy, and timeline for Products and Processes in Patent Family 2;

(ix)	By [**], Company shall have submitted an investigational new drug application filing with the United States Food and Drug Administration (FDA) for a Therapeutic Product or Therapeutic Process covered by Patent Family 2;

(x)	By [**], Company shall itself, or through an Affiliate or Sublicensee, dose a first human subject in a Phase II clinical trial for a Therapeutic Product or Therapeutic Process covered by Patent Family 2;

(xi)	By [**], Company shall itself, or through an Affiliate or Sublicensee, dose a first human subject in a Phase III clinical trial for a Therapeutic Product or Therapeutic Process covered by Patent Family 2. This requirement will be deemed to have been achieved if, prior to [**], FDA permits Company itself or through an Affiliate or Sublicenses, to commence marketing a Therapeutic Product or Therapeutic Process covered by Patent Family 2;

(xii)	By [**], Company shall itself, or through an Affiliate or Sublicensee, make a First Commercial Sale of a Therapeutic Product or Therapeutic Process covered by Patent Family 2 in the United States of America or any country in Europe;

Notwithstanding the foregoing, Hospital shall not unreasonably withhold its consent to any revision in such time periods whenever requested in writing by Company at least three months prior to the conclusion of the applicable time period and supported by evidence of technical difficulties or delays in regulatory processes that are outside of Company’s reasonable control. The revised deadline resulting from any such request shall be subject to all terms of this Agreement including without limitation the right of Hospital to terminate for default pursuant to Section 10.4.

V.	Section 4.3 shall be struck in its entirety and replaced with the following:

4.3          Annual License Fee; Annual Minimum Royalty.

(a)            Before First Commercial Sale. Commencing on the first anniversary of the Effective Date, Company shall pay Hospital a non-refundable annual license fee within [**] after each anniversary of the Effective Date as follows:

i)	Patent Family 1: Thirty thousand dollars ($30,000) per year prior to First Commercial Sale of a Product or Process covered by Patent Family 1;

ii)	Patent Family 2: Ten thousand dollars ($10,000) per year prior to First Commercial Sale of a Product or Process covered by Patent Family 2.

(b)            After First Commercial Sale. Commencing on the first anniversary following the First Commercial Sale, Company shall pay Hospital a non-refundable minimum annual royalty in the amount of fifty thousand dollars ($50,000) per year for each Patent Family covering the Product or Process being Sold, within [**] after each annual anniversary of the Effective Date. The annual minimum royalty shall be credited against royalties subsequently due on Net Sales made during the same calendar year, if any, but shall not be credited against royalties due on Net Sales made in any other year.

VI.	Section 4.4 shall be struck in its entirety and replaced with the following:

4.4          Milestone Payments. In addition to the payments set forth in Sections 4.1 through 4.3 above, Company shall pay Hospital one-time milestone payments, which shall not exceed a maximum total amount of one million five hundred and fifty thousand U.S. dollars ($1,550,000) for each Patent Family, as follows:

(a)	For Clinical Diagnostic Products or Clinical Diagnostic Processes:

(i)	[**] within [**] following first filing of an application for regulatory approval for a Clinical Diagnostic Product or Clinical Diagnostic Process for each Patent Family from the United States Food and Drug Administration or the equivalent foreign Regulatory Authority; and

(ii)	[**] within [**] following first regulatory approval for a Clinical Diagnostic Product or Clinical Diagnostic Process for each Patent Family from the United States Food and Drug Administration or the equivalent foreign Regulatory Authority.

(b)	For Therapeutic Products or Therapeutic Processes:

(i)	[**] within [**] following dosing of first patient in the first phase II clinical trial for a Therapeutic Product or Therapeutic Process for each Patent Family;

(ii)	[**]within [**] following dosing of first patient in the first phase III clinical trial for a Therapeutic Product or Therapeutic Process for each Patent Family; and

(iii)	[**] within [**] following the First Commercial Sale for a Therapeutic Product or Therapeutic Process for each Patent Family.

VII.	Section 8 shall be struck in its entirety and replaced with the following:

8. INDEMNIFICATION AND INSURANCE

8.1          Indemnification.

(a)	At Company’s sole expense, Company shall indemnify, defend and hold harmless (collectively, “indemnify” or “indemnification”) Hospital and its owners, members and Affiliates and their respective trustees, directors, officers, medical and professional staff, employees, students, volunteers, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any and all liability, damage (including direct, indirect, consequential and special damages), loss or expense (including reasonable attorney’s fees and expenses of litigation) (a “Loss”), incurred by or imposed upon the Indemnitees or any one of them in connection with any third party claims, suits, actions, investigations, demands or judgments relating to or arising from, in whole or part: (i) any theory of product liability (including, but not limited to, actions in the form of contract, tort, warranty, or strict liability) concerning any product, process or service made, used, or sold or performed pursuant to any right or license granted under this Agreement, or (ii) any claim by a third party that any Company product, process or service made, used or sold or performed pursuant to any right or license granted under this Agreement infringes any patent, copyright or trade secret, or (iii) Company breach of its obligations under Sections 2.2 or 8.2 of this Agreement; except to the extent that Company can demonstrate by clear and convincing evidence that a Loss as described in clause (i), (ii) or (iii) hereof directly results from the gross negligence or intentional misconduct of Hospital and/or the Indemnitees.

(b)	Company agrees, at its own expense, to provide attorneys reasonably acceptable to the Hospital on behalf of the Indemnitees to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought; provided, however, that any of the Indemnitees shall have the right to retain its own counsel, at the expense of Company, if representation of such Indemnitee by counsel retained by Company would be inappropriate because of conflict of interests of any such Indemnitees and any other party represented by such counsel. Company agrees to keep Hospital informed of the progress in the defense and disposition of such claim and to consult with Hospital prior to any proposed settlement.

(c)	This Section 8.1 shall survive expiration or termination of this Agreement.

(d)	Any limitation of liability within this Agreement shall not limit the extent of the Company’s and its assigns’ and successor’s indemnification obligations indicated within Section 8.1 of this Agreement.

(e)	Company shall contractually obligate any Sublicensees and Distributors to the same indemnification obligations as set forth for the Company in Section 8.1 of this Agreement.

8.2          Insurance.

(a)	Beginning at such time as any such product, process or service is being commercially distributed, sold, leased or otherwise transferred, or performed or used (other than for the purpose of obtaining regulatory approvals), by Company, an Affiliate or Sublicensee, Company shall, at its sole cost and expense, procure and maintain commercial general liability (herein, “CGL”) insurance with limits of not less than $[**] per occurrence or claim and $[**] annual aggregate and naming the Indemnitees as additional insureds. Such limits of insurance may be achieved by primary insurance policies alone or in combination with excess-liability and/or umbrella-liability insurance policies. Such commercial general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Company’s indemnification under Section 8.1 of this Agreement. If the Company’s CGL insurance does not include coverage for products liability, Company shall, at its sole cost and expense, procure and maintain products-liability insurance with limits of not less than $[**] per occurrence or claim and $[**] annual aggregate and naming the Indemnitees as additional insureds. Such limits of insurance may be achieved by primary-layer-insurance policies alone or in combination with excess-liability and/or umbrella-liability insurance policies. Such insurance within this Section 8.2 of the Agreement shall be primary, at the Hospital’s discretion, to any insurance maintained by the Hospital. If Company elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $[**] annual aggregate) such self-insurance program must be financially sound and acceptable to the Hospital. The minimum amounts of insurance coverage required under this Section 8.2 shall not be construed to create a limit of Company’s liability with respect to its indemnification under Section 8.1 of this Agreement.

(b)	Company shall provide Hospital, at its request, with written evidence of such insurance and the additional-insured status of the Indemnitees. Company shall provide Hospital with written notice at least [**] prior to the cancellation, non-renewal or material change in such insurance; if Company does not obtain replacement insurance providing comparable coverage prior to the expiration of such [**] period, Hospital shall have the right to terminate this Agreement effective at the end of such [**] period without notice or any additional waiting periods.

(c)	Company shall maintain such insurance, beyond the expiration or termination of this Agreement during (i) the period that any such product, process, or service is being commercially distributed, sold, leased or otherwise transferred, or performed or used (other than for the purpose of obtaining regulatory approvals), by Company or by a licensee, affiliate or agent of Company and (ii) a reasonable period after the period referred to in (c) (i) above which in no event shall be less than [**].

(d)	Insurance within Section 8.2 of this Agreement must be provided by commercial insurance companies with a AM Best financial-strength rating of not less than A-minus.

(e)	This Section 8.2 shall survive expiration or termination of this Agreement.

(f)	Any limitation of liability within this Agreement shall not limit the extent of the Company’s and its assigns’ and successors’ insurance obligations indicated within Section 8.2.

(g)	Company shall contractually obligate any Sublicensees and Distributors to the same insurance obligations as set forth for the Company in Section 8.2 of this Agreement.

VIII.	Section 9.1 shall be struck in its entirety and replaced with the following:

9.1	Title to Patent Rights. To the best knowledge of Hospital’s Innovation office as of the Effective Date, (i) Hospital is the owner by assignment from [**] of the Patent Rights and there are no claims, liens or encumbrances with respect to such Patent Rights, and (ii) Hospital has the authority to enter into this Agreement and license the Patent Rights to Company hereunder.

IX.	Appendix A of the License Agreement shall be struck in its entirety and replaced with the attached appendix. Hospital agrees to make appropriate PCT filings for matters [**]and [**] at the time recommended by patent counsel.

X.	Additional Patent Cost Reimbursement. Company shall reimburse Hospital for all costs associated with the preparation, filing, prosecution and maintenance of the newly added Patent Rights (“Additional Patent Costs”). As of the Effective Date, Hospital has incurred approximately seventeen thousand and three hundred dollars ($17,300) in Additional Patent Costs, which amount Company shall pay to Hospital under the following payment schedule: 50% ($8,650)shall be due on November 15, 2020 and the remaining 50% ($8,650) shall be due on December 15, 2020.

XI.	First Amendment Fee. Company shall pay Hospital a non-refundable license issue fee in the amount of twenty five thousand dollars ($25,000) upon execution of this First Amendment.

Checks for all payments due to the Hospital under this Agreement shall be made payable to the Hospital and addressed as set forth below:

Massachusetts General Hospital

[**]

Payments via wire transfer should be made as follows:

[**]

XII.	No Modification. This First Amendment may not be amended or modified, nor may any provision hereof be waived, except by a written instrument executed by the Parties hereto.

XIII.	Execution in Counterparts. This First Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This First Amendment may be executed electronically/digitally in compliance with the Massachusetts Uniform Electronic Transactions Act (MUETA) Mass. Gen. Laws ch. 110G and/or The Electronic Signatures In Global And National Commerce Act (ESIGN) 15 USC ch. 96. Persons signing this First Amendment agree that, if used, electronic/digital signatures are intended to authenticate this writing and to have the same force and effect as the use of manual signatures.

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IN WITNESS WHEREOF, the Parties have caused this First Amendment to be executed by their respective duly authorized representatives as of the First Amendment Effective Date.

TRANSCODE THERAPEUTICS, INC.	THE GENERAL HOSPITAL CORPORATION

BY:	BY:

NAME:	NAME:

TITLE:	TITLE:

DATE:	DATE:

Appendix A

DESCRIPTION OF PATENT RIGHTS

[**]